Exhibit 10.3

FIRST AMENDMENT TO AGREEMENT

This First Amendment to Agreement (this “First Amendment”) is made and entered into this 10th day of August, 2006, to be effective as of July 1, 2006, by and among THINK PARTNERSHIP, INC., f/k/a CGI HOLDING CORPORATION, a Nevada corporation (“THK”), THK, LLC, a Delaware limited liability company and wholly owned subsidiary of THK (“THK LLC”), and BRADY WHITTINGHAM (“Whittingham”), DAVID NELSON (“Nelson”), and ROBERT SEOLAS (“Seolas” and, together with Whittingham and Nelson, the “Shareholders”).  THK, THK LLC, and the Shareholders are also referred to herein each, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, the Parties previously entered into an Agreement and Plan of Merger and Reorganization, dated April 27, 2006, (the “Agreement”) whereby iLead Acquisition Sub, Inc., a wholly owned subsidiary of THK, merged into iLead Media, Inc. (“iLead”), a Utah corporation owned by the Shareholders (the “Merger”).  Thereafter, iLead, as the surviving corporation after the Merger, merged into THK LLC (the “Final Merger”) with THK LLC being the surviving corporation after the Final Merger.

WHEREAS, by virtue of the Merger, each share of common stock of iLead owned by the Shareholders was converted into the right to receive certain Cash Consideration, Stock Consideration, an Earnout Payment (if any), and an Addition Cash Payment (if any) as defined in the Agreement.

WHEREAS, the Parties desire to enter into this First Amendment to modify the terms of the Agreement with respect to the Earnout Payment and the Additional Cash Payment.

NOW THEREFORE, for the reasons described above, in consideration of the promises and the mutual covenants and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

AGREEMENT:

1.                                       Capitalized Terms.  All capitalized terms used, but not defined, in this First Amendment shall have the meanings set forth in the Agreement.

2                                          Additional Definitions.  The following terms are hereby added to the Definitions set forth in Article I of the Agreement and shall have the meanings set forth below:

“Consolidated EBITDA” means with respect to any period, the consolidated earnings from operations of THK and its subsidiaries, other than Morex Marketing Group, LLC, before interest, taxes, depreciation and amortization.  Except as expressly provided herein, EBITDA shall be applied consistently throughout the Measurement Periods and consistently with the twelve month period immediately preceding the Measurement Periods.

“Change of Control of THK” means (1) a merger, reorganization or other business combination in which THK is a party if immediately following the transaction, a majority of the common stock of THK (or any successor by merger to THK) is held by Persons who were not THK shareholders immediately prior to the transaction; (2) the cumulative acquisition, either directly or indirectly through one transaction or a series of related transactions, by any Person of fifty percent (50%) or more of the then issued and outstanding common stock of THK; or (3) a sale of all or substantially all of the assets of THK to a party that is not controlled by THK.

3.                                       Amendment to Section 6.6.  Section 6.6, Post Closing Bonus Pool, is hereby amended and superseded by the following:

6.6                                 Post Closing Bonus Pool.  In the event the Shareholders are entitled to any Earnout Payments pursuant to Article VIII, THK shall cause additional capital to be contributed to THK LLC to create a bonus pool (the “Bonus Pool”).  The Bonus Pool shall be used to pay bonuses to the pre-merger employees of iLead identified in Schedule 6.6 (the “Pre-Merger Employees”).  The amount of additional capital to be contributed by THK to the Bonus Pool shall be an amount equal to five percent (5%) of the Earnout Payment (the “Bonus Pool Amount”), before taking into account deduction of the Bonus Pool Amount, it being understood and agreed that the amount of the Earnout Payment to be paid to the Shareholders through the issuance of THK Common Stock shall be decreased by an amount equal to the Bonus Pool Amount.  Distribution of the Bonus Pool among the Pre-Merger Employees shall be determined by Whittingham if and when the Bonus Pool Payments are made.  The obligations of THK under this Section shall survive the Closing.

4.                                       Amendment to Article VIII.  Article VIII, Post-Closing Payments to Shareholders, is hereby amended and superseded by the following:

8.1                                 Earnout.  After the Closing Date, each Shareholder shall be eligible to receive, on a pro rata basis determined by their percentage of the total number of outstanding shares of iLead Common Stock shown on Schedule 4.7, a contingent consideration payment in the form of THK Common Stock (the “Earnout Payment”) if Consolidated EBITDA exceeds certain thresholds for the first three consecutive twelve month periods occurring after June 30, 2006 with the first twelve month period commencing on July 1, 2006 (each such twelve month period being a “Measurement Period” and together, the “Measurement Periods”).  Such Earnout Payment, if any, shall be made by THK to the Shareholders in an amount based upon the Consolidated EBITDA target reached as set forth below, less five percent (5%) of which shall be the Bonus Pool Amount to be contributed in cash as set forth in Section 6.6.  The Earnout Payment shall be payable as follows:

(a)                                  First Measurement Period.  With respect to the first Measurement Period, which commences on July 1, 2006, the following Consolidated EBITDA thresholds and Earnout Payments are applicable:

(1)                                  If the Consolidated EBITDA is at least $12,570,000, but less than $14,070,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(a)(1) equal to $1,954,556 (less the Bonus Pool Amount).

The number of shares to be issued will be equal to the quotient obtained by dividing $1,954,556 (less the Bonus Pool Amount) by the preset value per share of $2.00.

(2)                                  If the Consolidated EBITDA is at least $14,070,000, but less than $17,070,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(a)(2) equal to $1,747,625 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $1,747,625 (less the Bonus Pool Amount) by the preset value per share of $2.00.

(3)                                  If the Consolidated EBITDA is equal to or exceeds $17,070,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(a)(3) equal to $3,304.754 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $3,304,754 (less the Bonus Pool Amount) by the preset value per share of $2.00.

For purposes of this Section 8.1(a), the value per share of THK’s Common Stock shall remain at $2.00 per share even though such shares may then be trading at a higher or lower price.

(b)                                 Second Measurement Period.  With respect to the second Measurement Period, which commences on July 1, 2007, the following Consolidated EBITDA thresholds and Earnout Payments are applicable:

(1)                                  If the Consolidated EBITDA is at least $13,900,000, but less than $17,400,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(b)(1) equal to $2,161,363 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $2,161,363 (less the Bonus Pool Amount) by the preset value per share of $2.00.

(2)                                  If the Consolidated EBITDA is at least $17,400,000, but less than $22,100,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(b)(2) equal to $2,161,242 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $2,161,242 (less the Bonus Pool Amount) by the preset value per share of $2.00.

(3)                                  If the Consolidated EBITDA is equal to or exceeds $22,100,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(b)(3) equal to $4,278,563 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $4,278,563 (less the Bonus Pool Amount) by the preset value per share of $2.00.

For purposes of this Section 8.1(b), the value per share of THK’s common stock shall remain at $2.00 per share even though such shares may then be trading at a higher or lower price.

(c)                                  Third Measurement Period.  With respect to the third Measurement Period, which commences on July 1, 2008, the following Consolidated EBITDA thresholds and Earnout Payments are applicable:

(1)                                  If the Consolidated EBITDA is at least $15,200,000, but less than $20,700,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(c)(1) equal to $2,363,505 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $2,363,505 (less the Bonus Pool Amount) by the preset value per share of $2.00.

(2)                                  If the Consolidated EBITDA is at least $20,700,000, but less than $27,800,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(c)(2) equal to $2,571,133 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $2,571,133 (less the Bonus Pool Amount) by the preset value per share of $2.00.

(3)                                  If the Consolidated EBITDA is equal to or exceeds $27,800,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(c)(3) equal to $5,382,083 (less the Bonus Pool Amount).  The number of shares to be issued will be equal to the quotient obtained by dividing $5,382,083 (less the Bonus Pool Amount) by the preset value per share of $2.00.

For purposes of this Section 8.1(c), the value per share of THK’s common stock shall remain at $2.00 per share even though such shares may then be trading at a higher or lower price.

8.2                                 Change of Subsidiaries.  If there is a proposed change to THK’s subsidiaries after the execution date of this First Amendment, such as a proposed acquisition or disposition of a subsidiary by THK, and such change is expected to increase or decrease the projected amount of the Consolidated EBITDA for the then current Measurement Period by more than twenty percent (20%) of the mid-threshold amount of Consolidated EBITDA for such Measurement Period, the Parties hereby agree to amend the Agreement to adjust the Earnout Payment provisions in a manner that will mitigate the effect of such expected change in Consolidated EBITDA on the amount of the Earnout Payment.  For this purpose, the mid-threshold amount of Consolidated EBITDA for the three Measurement Periods are as follows: First Measurement Period = $14,070,000; Second Measurement Period = $17,400,000; and Third Measurement Period = $20,700,000.

8.3                                 Payment. Any Earnout Payment payable to the Shareholders under Section 8.1 hereof shall be paid no later than fifteen days after THK files with the Securities and Exchange Commission, its quarterly report on Form 10-Q or 10-QSB for the quarter in which the applicable Measurement Period ended.

8.4                                 No Fractional Shares.  Any fractional shares resulting from any of the calculations required by Section 8.1 above shall be rounded up to the nearest whole number.

8.5                                 Notwithstanding any provision to the contrary in this Agreement, THK, in its sole discretion, shall be permitted to pay to the Shareholders any portion of the Earnout Payment that is required to be paid hereunder in cash in lieu of shares of THK Common Stock to the extent that such portion of the Merger Consideration would cause the total Merger Consideration to be paid by THK in THK Common Stock pursuant to this Agreement to exceed 20% of the shares of THK Common Stock issued and outstanding immediately prior to the Effective Time.  THK covenants and agrees that it will seek approval from its shareholders for the issuance of the Earnout Payment in THK Common Stock at the next annual or special meeting of its shareholders held after the execution of this First Amendment.  The rights set forth in the first sentence of this Section 8.5 shall terminate if such shareholder approval is obtained.   However, if any portion of the Earnout Payment is required to be paid hereunder in cash, the amount of such cash payment shall be calculated by multiplying the number of shares of THK Common Stock in the Merger Consideration that would cause the total Merger Consideration to be paid by THK in THK Common Stock to exceed 20% of the shares of THK Common Stock issued and outstanding immediately prior to the Effective Time by the average volume-weighted average price (“VWAP”) for the thirty (30) day period occurring immediately prior to the payment date for such cash payment.

8.6                                 If following the Closing but prior to the end of the third Measurement Period, there is a Change of Control of THK, then simultaneously with the closing of the transaction, THK shall pay to the Shareholders (a) the Earnout Payment described in Section 8.1 above for the then current Measurement Period based on the Consolidated EBITDA that would be attained at the end of such Measurement Period if the Consolidated EBITDA as of the closing of the transaction was annualized to the end of such Measurement Period, and (b) the Earnout Payment described in Section 8.1 above for all Measurement Periods, if any, that begin after the closing of the transaction based on the highest threshold of Consolidated EBITDA being attained for such Measurement Periods.

8.7                                 No Shareholder shall have the right to demand payment of the Earnout Payment other than in accordance with this Article VIII.  In addition, no Shareholder shall be entitled to pledge, borrow or otherwise obtain the benefits of the Earnout Payment until payment of the Earnout Payment is required to be paid by THK pursuant to Section 8.3 hereof.

5.                                       Construction.  In the event of any conflict by and between the Agreement and this First Amendment, the terms of this First Amendment shall control.  Except as amended by this First Amendment, the terms of the Agreement are hereby ratified and affirmed in all respects.

6.                                       Authority. Each individual executing this First Amendment on behalf of an entity represents and warrants that (a) he or she is duly authorized to execute and deliver this First Amendment on behalf of the entity; (b) the entity has all requisite power and authority to execute, deliver and perform under this First Amendment; (c) the execution, delivery and performance by the entity has been duly authorized by all necessary action, corporate or otherwise, on the part of the entity; (d) the entity has obtained all consents, permits, approvals and authorizations required by applicable governmental authorities in connection with the performance of its obligations under this First Amendment; and (e) this First Amendment is binding upon the entity.

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this First Amendment as of the day and year first above written.

THINK PARTNERSHIP, INC., f/k/a
CGI HOLDING CORPORATION

By:
Name:
Title:

THK, LLC

By:
Name:
Title:

BRADY WHITTINGHAM

DAVID NELSON

ROBERT SEOLAS